Exhibit (h)(13)

EXPENSE LIMITATION AGREEMENT

GRAIL ADVISORS ETF TRUST

GRAIL WESTERN ASSET ULTRA SHORT DURATION ETF

One Ferry Building, Suite 255

San Francisco, CA 94111

August 31, 2010

Grail Advisors, LLC

One Ferry Building, Suite 255

San Francisco, CA 94111

Dear Ladies and Gentlemen:

Grail Western Asset Ultra Short Duration ETF (the “Fund”) is a series of Grail Advisors ETF Trust, a Delaware statutory trust (“Trust”).

You hereby agree until the date noted on Schedule A (“Limitation Period”), to forgo current payment of fees and/or reimburse annual operating expenses of the Fund (excluding interest, taxes, brokerage commissions, acquired fund fees and expenses, and extraordinary expenses of the Fund) (“Operating Expenses”), so that the Operating Expenses of the Fund are limited to the rate per annum, as noted on Schedule A, of the Fund’s average daily net assets (“Expense Limitation”).

The Fund agrees to repay you for any fees forgone by you under the Expense Limitation or any Operating Expenses you reimburse in excess of the Expense Limitation, provided the repayments do not cause the Fund’s total operating expenses (exclusive of interest, taxes, brokerage commissions and extraordinary expenses) to exceed the respective annual rate of average daily net assets as noted on Schedule A and the repayments are made within three years after the year in which you incurred the expense.

You understand that you shall look only to the assets attributable to the Fund for performance of this Agreement and for payment of any claim you may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This Agreement is made and to be performed principally in the State of California, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware.  Any amendment to this Agreement shall be in writing signed by the parties hereto.

If you are in agreement with the foregoing, please sign the form of acceptance on the enclosed counterpart hereof and return the same to us.

Very truly yours,

GRAIL ADVISORS ETF TRUST,
on behalf of

GRAIL WESTERN ASSET ULTRA SHORT DURATION ETF

By:
William M. Thomas
		Title:	President

The foregoing Agreement is hereby accepted as of August 31, 2010

GRAIL ADVISORS, LLC

By:
William M. Thomas
Title:	Chief Executive Officer

SCHEDULE A

Fund	Limitation Period	Expense Limitation

Grail Western Asset Ultra Short Duration ETF	8/31/2011	0.30%